Exhibit 3.51

State of Delaware Secretary of State Division of Corporations Delivered 05:32 PM 11/01/2012 FILED 05:27 PM 11/01/2012 SRV 121188265 – 5236008 FILE

CERTIFICATE OF INCORPORATION

OF

VCI UTILITY SERVICES, INC.

THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time (the “DGCL”), hereby adopts the following Certificate of Incorporation (this “Certificate”) for such corporation:

ARTICLE I

NAME

The name of the corporation is VCI Utility Services, Inc. (the “Corporation”).

ARTICLE II

DURATION

The Corporation will have perpetual existence.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the DGCL.

ARTICLE IV

CAPITALIZATION

The Corporation is authorized to issue one class of capital stock to be designated “Common Stock.” The total number of shares of “Common Stock” that the Corporation is authorized to issue is 1,000 shares, par value $0.001 per share (the “Common Stock”).

ARTICLE V

REGISTERED AGENT

The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE VI

INCORPORATOR

The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Brett A. Schrader	2800 Post Oak Blvd. Suite 2600 Houston, TX 77056

ARTICLE VII

INITIAL DIRECTORS

Upon the filing of this Certificate, the powers of the incorporator shall terminate and the following persons will thereupon serve as the initial directors of the Corporation, in each case, until the earlier of such director’s death, resignation, removal or until the first annual meeting of stockholders and such director’s successor is duly elected and qualified:

NAME	ADDRESS
Brett A. Schrader	2800 Post Oak Blvd. Suite 2600 Houston, TX 77056

Nicholas M. Grindstaff	2800 Post Oak Blvd. Suite 2600 Houston, TX 77056

Peter B. O’Brien	2800 Post Oak Blvd. Suite 2600 Houston, TX 77056

ARTICLE VIII

MANAGEMENT OF CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

Section 8.1 Board of Directors.

(a) Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors of the Corporation (the “Board”). In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

(b) Size of Board. The number of directors that shall constitute the whole Board shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.

(c) Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 8.2 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws in accordance with the DGCL. The Bylaws may also be adopted, amended, altered or repealed by the stockholders in accordance with the DGCL.

Section 8.3 Meetings of Stockholders. Each outstanding share of Common Stock shall entitle the holder to notice of, and the right to vote at, any meeting of stockholders. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate, at any annual or special meeting of the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

ARTICLE IX

COMPROMISE OR ARRANGMENT

WITH CREDITORS AND/OR STOCKHOLDERS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of § 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of § 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X

LIMITED LIABILITY; INDEMNIFICATION

Section 10.1 Limitation of Liability. No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for an act or omission in such person’s capacity as a director of the Corporation, except to the extent such exemption from liability or limitation thereof is not permitted by applicable law, as the same exists or hereafter may be changed. If applicable law is hereafter changed to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by applicable law, as so changed. Any repeal or amendment of this Section 10.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of these Articles inconsistent with this Section 10.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 10.2 Indemnification.

(a) Right to Indemnification. Each person who was or is a party or is threatened to be made a party to, or testifies or otherwise participates in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (any of the foregoing hereinafter called a “proceeding”), whether or not by or in the right of the Corporation, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, proprietorship, trust, employee benefit plan, other enterprise or other entity (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be changed, against all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually incurred by such person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 10.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) Cumulative Rights. The rights conferred on any Covered Person by this Section 10.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Change in Rights. Any repeal or amendment of this Section 10.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 10.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment, change in law or adoption permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will riot in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) No Limitations. This Section 10.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, from time to time, to amend, alter, change or repeal any provision contained in this Certificate and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Certificate, the Bylaws or the DGCL; and, except as set forth in Article X all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE XII

EFFECTIVENESS OF CERTIFICATE OF INCORPORATION

This Certificate shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the incorporator has caused this Certificate of Incorporation to be duly executed on the 1st day of November, 2012.

INCORPORATOR:

/s/ Brett A. Schrader
Brett A. Schrader, Incorporator